STOCK PURCHASE AGREEMENT
                       dated as of August 29, 1995

                                 between


                             VSE CORPORATION,


                          SELLERS NAMED HEREIN,


                                  and


                         ENERGETICS INCORPORATED

                          TABLE OF CONTENTS

                                                                       Page


Section 1 Purchase and Sale of Shares. . . . . . . . . . . . . . . . . .  1

     1.1  Agreement to Purchase and Sell . . . . . . . . . . . . . . . .  1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.3  Delivery and Payment . . . . . . . . . . . . . . . . . . . . .  1
     1.4  Purchase Price Adjustment. . . . . . . . . . . . . . . . . . .  2

Section 2 Representations and Warranties of the Company and Sellers. . .  5

     2.1  Due Organization . . . . . . . . . . . . . . . . . . . . . . .  5
     2.2  Capital Structure. . . . . . . . . . . . . . . . . . . . . . .  5
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.5  No Violation.. . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.6  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.7  Financial Statements . . . . . . . . . . . . . . . . . . . . .  6
     2.8  Compliance with Applicable Laws. . . . . . . . . . . . . . . .  7
     2.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.10 Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . .  7
     2.11 Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.12 Absence of Certain Changes or Events . . . . . . . . . . . . .  8
     2.13 Brokers and Finders. . . . . . . . . . . . . . . . . . . . . .  8
     2.14 Environmental Matters. . . . . . . . . . . . . . . . . . . . .  8
     2.15 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.16 Title to Property; Leases. . . . . . . . . . . . . . . . . . .  9
     2.17 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.18 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.19 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.20 Employee Benefit Plans; Employees. . . . . . . . . . . . . . . 12
     2.21 Government Contracts . . . . . . . . . . . . . . . . . . . . . 13
     2.22 Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.23 Compliance with Applicable Laws. . . . . . . . . . . . . . . . 15
     2.24 Accounts Receivable 14 . . . . . . . . . . . . . . . . . . . . 15
     2.25 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . 15
     2.26 Notification of Breaches . . . . . . . . . . . . . . . . . . . 15

Section 3 Representations and Warranties of Sellers. . . . . . . . . . . 16

     3.1  Share Ownership. . . . . . . . . . . . . . . . . . . . . . . . 16
     3.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.3  Title to Common Stock.   . . . . . . . . . . . . . . . . . . . 16
     3.4  Brokers and Finders. . . . . . . . . . . . . . . . . . . . . . 16
     3.5  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . 16
     3.6  Notification of Breaches . . . . . . . . . . . . . . . . . . . 16

Section 4 Buyer's Representations and Warranties . . . . . . . . . . . . 17
     4.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . 17
     4.2  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.3  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.4  Governmental Authorities . . . . . . . . . . . . . . . . . . . 17
     4.5  Investment Representation. . . . . . . . . . . . . . . . . . . 17
     4.6  Notification of Breaches . . . . . . . . . . . . . . . . . . . 18

Section 5 Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . 18

Section 6 [ Intentionally Blank ]. . . . . . . . . . . . . . . . . . . . 19

Section 7 [ Intentionally Blank ]. . . . . . . . . . . . . . . . . . . . 19

Section 8 [ Intentionally Blank ]. . . . . . . . . . . . . . . . . . . . 19
Section 9 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 19

     9.1  Indemnification by Sellers.. . . . . . . . . . . . . . . . . . 19
     9.2  Indemnification by Buyer.. . . . . . . . . . . . . . . . . . . 19
     9.3  Claims by Third Parties. . . . . . . . . . . . . . . . . . . . 20
     9.4  Monetary Limitation of Claim . . . . . . . . . . . . . . . . . 20
     9.5  Limitation of Claim against Sellers. . . . . . . . . . . . . . 20
     9.6  Escrow Deposit . . . . . . . . . . . . . . . . . . . . . . . . 20
     9.7  Tax Election Indemnification . . . . . . . . . . . . . . . . . 21
     9.8  Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     9.9  Indemnification as Sole Remedy . . . . . . . . . . . . . . . . 22

Section 10     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 22

     10.1 Collateral Agreements, Amendments and Waivers. . . . . . . . . 22
     10.2 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 22
     10.3 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     10.4 Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . 22
     10.5 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     10.6 Survival of Representations, Warranties and Agreements . . . . 24
     10.7 Specific Performance . . . . . . . . . . . . . . . . . . . . . 24
     10.8 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . . . . 24
     10.9 Public Announcement. . . . . . . . . . . . . . . . . . . . . . 24
     10.10     No Third-Party Beneficiaries. . . . . . . . . . . . . . . 24
     10.11     Construction. . . . . . . . . . . . . . . . . . . . . . . 25
     10.12     Governing Law . . . . . . . . . . . . . . . . . . . . . . 25
     10.13     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 25



                              SCHEDULES




Schedule 1.1       List of Sellers


Schedule 1.3(a)    Employment and Agreement with Thomas S. Bustard


Schedule 1.3(b)    Employment and Agreement with James E. Reed


Schedule 1.3(c)    Employment and Agreement with Howard E. Lowitt


Schedule 1.3(d)    Escrow Agreement


Schedule 1.5(e)    Company's Historical Accounting Method


Schedule 2.1       Certificate of Incorporation and Bylaws of the Company


Schedule 2.2       Stock Options

Schedule 2.5       Violations


Schedule 2.7       Financial Statements


Schedule 2.8       Compliance with Applicable Laws


Schedule 2.9       Litigation


Schedule 2.10(a)   Liabilities


Schedule 2.10(b)   Reserves


Schedule 2.12      Absence of Certain Changes or Events


Schedule 2.14      Environmental Matters


Schedule 2.15      Contracts


Schedule 2.16(b)   Title to Property


Schedule 2.16(c)   Leases


Schedule 2.16(d)   Computer Software


Schedule 2.19      Tax Matters


Schedule 2.20      Employee Benefit Plans; Employees


Schedule 2.21(a)   Government Contracts


Schedule 2.21(f)   Government Contracts


Schedule 2.22      Labor Matters


Schedule 2.24      Accounts Receivable


Schedule 2.25      Powers of Attorney


Schedule 6.1(k-1)  Opinion of Company's Counsel


Schedule 6.1(k-2)  Opinion of Seller's Counsel


Schedule 6.2(c)    Opinion of Buyer's Counsel

                         STOCK PURCHASE AGREEMENT


    This Stock Purchase Agreement (this "Agreement") is dated as of August 29, 1995 between VSE Corporation, a Delaware corporation ("Buyer"), Thomas
S. Bustard, James E. Reed, Howard E. Lowitt, Jay Leikin and Rene B. Abarcar (each a "Seller" and collectively with the other Sellers ("Seller") and Energetics Incorporated, a Maryland corporation (the "Company").

    A. Sellers own beneficially and of record all of the Company's outstanding capital stock, which consists of 850 shares of common stock, no par value (the "Shares").

    B. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Shares on the terms and conditions set forth herein.

    FOR GOOD AND VALUABLE CONSIDERATION, Buyer, Sellers and the Company, intending to be legally bound, agree as follows:


                                 Section 1

                        Purchase and Sale of Shares

    1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, such Seller's Shares in such amount set opposite such Seller's name on Schedule 1.1, free and clear of all claims, liens, charges, restrictions and encumbrances of any nature whatsoever, at the Closing (as defined in Section 1.2) and, in consideration of such Seller's sale of Shares, Buyer agrees to pay to such Seller an amount that represents the same percentage of the Purchase Price (as defined below) as Seller's percentage of total Shares outstanding as set forth on Schedule 1.1 ("Seller's Percentage"). The aggregate purchase price to be paid by Buyer hereunder for the Shares (the "Purchase Price") shall be $3,660,000, subject to adjustment as required by
Section 1.4, plus any Contingent Payments as defined in Section 1.5.

    1.2 Closing. The closing of the purchase and sale of the Shares and on the other transactions contemplated hereby (the "Closing") shall take place at the offices of Arent Fox Kintner Plotkin & Kahn, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036, at 10:00 a.m., local time, on August 29, 1995 or at such other place, time or date as Buyer and the Company shall mutually agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    1.3 Delivery and Payment. In addition to the other documents and instruments required to be delivered by any party pursuant hereto, at the Closing, (i) each Seller shall deliver to Buyer one or more stock certificates representing all of the Shares set opposite such Seller's name on Schedule 1.1, properly endorsed in blank or accompanied by duly executed assignment documents, (ii) Thomas S. Bustard, James E. Reed and Howard E. Lowitt (collectively, the "Primary Sellers") shall each deliver to Buyer executed employment agreements in the form of Schedules 1.3(a), 1.3(b) and 1.3(c), respectively, (iii) each director and officer of the Company shall deliver to Buyer a letter evidencing such person's resignation as of the Closing from each such position with the Company, (iv) Buyer shall deliver to each Seller 90% of his Closing Purchase Price (as defined Below) by wire transfer (each Seller shall designate the account to which his Closing Purchase Price is to be delivered at least two business days prior to the Closing Date by notice to Buyer), and (v) Buyer shall deliver to the Escrow Agent pursuant to the Escrow Agreement attached as Schedule 1.3(d) (the "Escrow Agreement") 10% of each Seller's Closing Purchase Price, to be held as part of the Escrow Deposit (as defined in the Escrow Agreement). In respect of any Seller, his "Closing Purchase Price" shall be an amount equal to his Seller's Percentage of the Purchase Price, without any adjustment pursuant to Section 1.4 nor any inclusion of Contingent Payments.

    1.4  Purchase Price Adjustment.

         (a) Net Worth Statement. As promptly as practicable, but in any event within 45 days following the Closing, the Company shall deliver to Sellers' Representative (as defined in the Escrow Agreement) a statement of the Company's Net Worth (the "Net Worth Statement") as of the Closing Date. The
Net Worth Statement shall be prepared by the Company (probably initially by Jay Leikin) and accompanied by a certificate from the Company's chief financial officer to the effect that the Net Worth Statement fairly presents the Company's Net Worth as of the Closing Date. For purposes of computing the Net Worth Statement, any Company tax liability attributable solely to the Election described in Section 5.1, shall be excluded from the Closing Date liabilities.
(b)  If Sellers' Representative disagrees with the Net Worth Statement,
Sellers' Representative shall give notice thereof to the Company within 30 days after delivery of the Net Worth Statement to Sellers' Representative, specifying in sufficient detail to permit Seller to reasonably evaluate the nature and extent of such disagreement.

         (c) The Company and Sellers' Representative shall attempt to settle any such dispute regarding the Net Worth Statement; any such settlement shall be final and binding upon the Company and Sellers. If, however, the Company and Sellers' Representative are unable to settle such dispute within 30 days after the Company's receipt of such notice of dispute, the dispute shall be submitted for resolution to the Independent Certified Public Accountant. The decision of the Independent Certified Public Accountant shall be final and binding upon the Company and Sellers. All costs incurred in connection with the resolution of said dispute by the Independent Certified Public Accountant, including expenses and fees for services rendered, shall be paid one half by the Company and one-half by Sellers. The Company and Sellers' Representative shall use reasonable efforts to have the dispute resolved within 60 days after such dispute is submitted to the Independent Certified Public Accountant, but neither the Company or Sellers' Representative shall have any liability to any party hereto if such dispute is not resolved within such 60-day period, absent bad faith.

         (d) Within 10 business days following a final determination of the Net Worth Statement (whether as a result of Sellers' Representative failing to give notice of Sellers' disagreement with the Company's determination within the time period prescribed above, a resolution by the Company and Sellers' Representative of any such disagreement, or a determination by the Independent Certified Public Accountant to resolve any disagreement among the parties), the following shall occur:

          (i) if the Company's Net Worth set forth in the Net Worth Statement exceeds $2 million, the Purchase Price shall be increased by the amount of such excess and Buyer shall promptly pay to each Seller, by check, such Seller's Percentage of the increase in the Purchase Price; and

          (ii) if the Company's Net Worth set forth in the Net Worth Statement is less than $2 million, the Purchase Price shall be decreased by the amount of such deficiency and Sellers jointly and severally agree to refund the amount of such deficiency to Buyer by check. Any payment to which Buyer is entitled pursuant to this subparagraph (ii) shall first be satisfied from the Escrow Deposit.

    1.5  Contingent Payments.

         (a) The Company is or anticipates being an official recipient, as a subcontractor or prime contractor, of certain contracts with The United States Department of Energy ("DOE") identified by Contract Numbers DE-AC21-95MC31346 and DE-AC21-95MC32057 as such contracts may be amended, altered, increased or decreased (the "DOE Contracts"). Notwithstanding the foregoing, DOE Contracts shall not include any "follow-on" or additional contracts between the Company and the DOE which arise from subsequent negotiations between the Company and the DOE and which are assigned different DOE contract numbers. On or before the 15th day of August, 1996 and on each of the four anniversaries thereof ("Contingent Payment Date"), Buyer shall pay to Sellers (the "Contingent Payment"), as part of the Purchase Price, an amount equal to 1% of the Revenue recognized by the Company with respect to the DOE Contracts during the 12-month period, or part thereof, ending on the 30th day of June immediately preceding the particular Contingent Payment Date.

         (b) Buyer shall deliver to Seller's Representative, concurrently with the delivery of each Contingent Payment, a statement (the "Contingent Payment Statement") setting forth in reasonable detail in order for Seller's Representative to evaluate the calculation of the said Contingent Payment and copies of working papers and data used by Buyer in the preparation of the Contingent Payment Statement.

         (c) Sellers' Representative shall have 30 business days from his receipt of the Contingent Payment Statement to object in writing to the calculation of the Contingent Payment, setting forth in reasonable detail the nature and extent of such objection. If Sellers' Representative does not so object, the Contingent Payment Statement shall be deemed final and conclusive with respect to the determination of the Contingent Payment.

         (d) If the parties are unable to agree on the determination of the Contingent Payment pursuant to Sections 1.5 (a), (b) and (c), either Sellers' Representative or Buyer may refer such disagreement to the Independent Certified Public Accountant whose determination shall be final, conclusive and binding upon all parties. The Independent Certified Public Accountant shall be provided access to all information, including work papers and supporting data, and personnel reasonably relevant to the calculation in dispute. The disagreement between Sellers and Buyer shall be referred to the Independent Certified Public Accountant only upon a written request therefor (by Sellers' Representative or Buyer) given to the Independent Certified Public Accountant and the other party. Such request shall set forth in reasonable detail the nature of the disagreement between the parties. In the event of any such reference, the parties shall not be bound by or restricted to the claims theretofore made or positions theretofore asserted with respect to the dispute submitted to the Independent Certified Public Accountant; and Sellers and Buyer shall each be free to assert such claims, take such positions and submit to the Independent Certified Public Accountant such additional documentary or other evidence as such parties or party may desire (subject only to such rules or procedure and determinations of materiality and relevance as the Independent Certified Public Accountant may make). The fees and expenses charged by the Independent Certified Public Accountant for such services shall be paid half by Sellers and half by Buyer. Within 10 days following receipt of notice of the final determination made by the Independent Certified Public Accountant in accordance with this Section 1.5, Buyer shall pay to Sellers the amount, if any, of the Contingent Payment calculated in accordance with said final determination.

         (e)  For purposes of this Agreement:

    "Revenue" means, for the specified period, the costs and fees billed or billable by the Company for the DOE Contracts to the extent that the amount of such DOE Contract is received by the Company and/or appropriately booked as a receivable in accordance with the Company's Historical Accounting Method.
With respect to the billable costs or fees referred to in the preceding sentence, such amounts shall be net of any allowances for contract disallowances. "Independent Certified Public Accountant" means an independent certified public accounting firm nominated by the party making the referral of a disagreement pursuant to Section 1.5(c) at the time of such referral, provided that if the other party rejects such nomination and nominates a second independent public accounting firm within three business days after such referral, the Independent Certified Public Accountant shall be the independent public accounting firm nominated by the other party; provided, further, that if the referring party rejects such second independent public accounting firm, the Independent Certified Public Accountant shall be such independent public accounting firm as shall be selected jointly by the first and second independent accounting firms nominated as provided above.

    "Net Worth" shall mean an amount equal to the excess of the assets of the Company over its liabilities, determined in accordance with the Company's Historical Accounting Method, and shown on the Balance Sheet of the Company as of the Closing Date delivered pursuant to Section 1.4 (a).

    "Company's Historical Accounting Method" shall mean generally accepted accounting principles, consistently applied, except as otherwise set forth on
Schedule 1.5(e).


                                 Section 2

                   Representations and Warranties of the
                            Company and Sellers

    To induce Buyer to enter into and perform under this Agreement, the Company and each Seller, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof, as follows:

    2.1 Due Organization. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have in the aggregate a material adverse effect on the Company's business, operations, assets or financial condition ("Material Adverse Effect"). Complete and correct copies of the Company's articles of incorporation and by-laws, as in effect on the date hereof, are included as Schedule 2.1 (collectively, the "Charter Documents").

    2.2 Capital Structure. The Company's authorized capital stock consists of 10,000 shares of common stock, no par value, of which 850 Shares are outstanding and no capital stock is held by the Company as treasury stock. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth on Schedule 2.2, there are no options, warrants, calls, rights, commitments or other agreements of any character (the "Options") to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of the Company or obligating the Company to grant, extend or enter into any Option.

    2.3 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, trust, joint venture or other entity or have any direct or indirect equity or other ownership interest in any business other than the business the Company conducts.

    2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other agreement, instrument and document required to be executed by the Company in connection herewith, and to consummate the purchase and sale of the Shares and other transactions contemplated hereby and thereby (collectively, the "Transactions"). The exec-ution and delivery by the Company of this Agreement and such other agreements, instruments and documents, and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought (collectively, the "Exceptions").

    2.5 No Violation. To the knowledge of the Company and each Seller, except for a Shareholders Agreement among Sellers dated April 24, 1992 (the "Shareholders Agreement") which shall be terminated prior to Closing and except as set forth on Schedule 2.5, the execution and delivery of this Agreement and each other agreement, instrument and document required to be executed by the Company or any Seller in connection herewith do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, any provision of the Charter Documents or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, or result in the creation or imposition of any lien, charge or encumbrance upon any of such properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations, accelerations, liens, charges or encumbrances which in the aggregate will not have a Material Adverse Effect.

    2.6 Consents. To the knowledge of the Company and each Seller, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") or of any other person, individual person, corporation, partnership, trust, joint venture, limited liability company or other entity (collectively, "Person") is required by or with respect to the Company or any Seller in connection with the execution and delivery of this Agreement by the Company or any Seller and each other agreement, instrument and document required to be executed by the Company or any Seller in connection herewith, or the consummation by the Company or any Seller of the Transactions.

    2.7 Financial Statements. The Company has made available to Buyer and has attached hereto as Schedule 2.7 true and complete copies of the Company's financial statements for the years ended November 30, 1994, 1993 and 1992 (the "Financial Statements"). The Financial Statements have been prepared in accordance with the Company's Historical Accounting Method applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the Company's financial position at their respective dates and the related results of operations for the periods then ended.

For purposes of this Agreement, the Company's unaudited balance sheet at the Closing Date is hereinafter referred to as the "Balance Sheet." The Company has provided to Buyer the unaudited balance sheet and the related statements of income and cash flows, for the Company, for the six months ended May 28, 1995 (collectively, the "May Financial Statements"). The May Financial Statements have been prepared in accordance with the Company's Historical Accounting
Method during the periods involved (except as may be indicated in the notes thereto), and fairly present the Company's financial position as of its date and the related results of operations for the periods then ended, except for any adjustment described therein and any normal year-end adjustments.

    2.8 Compliance with Applicable Laws. Except as set forth on Schedule 2.8, the Company's business is not being conducted in violation of any law, ordinance, rule, regulation, judgment, decree or order of any Governmental Entity, except for possible violations which in the aggregate will not have a Material Adverse Effect. The Company and each Seller have neither received notice nor are aware that any investigation or review by any Governmental Entity with respect to the Company is pending or threatened, other than those the outcome of which will not have a Material Adverse Effect.

    2.9 Litigation. Except as set forth on Schedule 2.9, there is no suit, action or proceeding (including any condemnation proceeding) pending or, to the knowledge of the Company or any Seller, threatened which, if adversely determined in the aggregate will have a Material Adverse Effect, nor to the knowledge of the Company or any Seller, is there any valid basis for any such suit, action or proceeding, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Seller having, or which, insofar as reasonably can be foreseen, in the future will have, any Material Adverse Effect. There are no consent decrees (including any affirmative action plan) of any Governmental Entity to which the Company or any Seller is a party or by which the assets of the Company are bound and relating to the Company's business or by which any of the properties or assets of the Company or any Shares are bound.

    2.10 Liabilities.

         (a) All of the Company's liabilities, direct or indirect, fixed or contingent, including any guarantees or other primary or secondary liabilities in respect of any obligation or liability of any other Person or disallowances with respect to any Government Contract are reflected on the Balance Sheet, with the exception only of: (A) liabilities incurred in the ordinary course of business since the date of such Balance Sheet (none of which are material liabilities for breach of contract, breach of warranty, violation of law, tort, or infringement of the rights of others, and none of which in the aggregate constitute a material adverse change in the Company's condition from that shown on such most recent balance sheet); (B) liabilities set forth on Schedule 2.10(a); and (C) liabilities, in an aggregate amount not exceeding $25,000, not required by the Company's Historical Accounting Method to be included in the Balance Sheet.

         (b) Except as set forth on Schedule 2.10(b), the reserves, if any, shown on the May Financial Statements are adequate for the payment or satisfaction of the liabilities to which they relate and all reserves required by the Company's Historical Accounting Method have been made.

    2.11 Licenses. To the knowledge of the Company and each Seller, the Company has all licenses, permits, approvals and other authorizations of any Governmental Entity required for the conduct of its business as it is currently conducted, except where the failure to have any such license, permit, approval or authorization will not have a Material Adverse Effect.

    2.12 Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.12, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in the financial condition, results of operations, business, assets or liabilities of the Company, (ii) any damage, destruction or loss whether covered by insurance or not, which has or reasonably may be expected to have a Material Adverse Effect, (iii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any capital stock of the Company ("Capital Stock") or any redemption, purchase or other acquisition, direct or indirect, of any Capital Stock, (iv) any entry into any commitment or transaction material to the Company's business condition (including any borrowing, capital expenditure or sale of assets), (v) any acquisition by the Company (by merger, consolidation or acquisition of stock or assets) of any Person, or the entering into by the Company of any contract, agreement, commitment or arrangement with respect thereto, (vi) any change by the Company in accounting principles except to the extent required by a change in the Company's Historical Accounting Method,
(vii) any labor dispute, litigation or governmental investigation material to the Company's business and financial condition, (viii) any action referred to in Section 5.2 or (ix) any understanding or agreement, whether in writing or otherwise, to take any action described in this Section 2.12.

    2.13 Brokers and Finders. The Company has not engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the Transactions.

    2.14 Environmental Matters.

         (a) Except as set forth on Schedule 2.14, to the knowledge of the Company and each Seller, the Company has obtained all permits, licenses and other authorizations, and has made all registrations and given all notifications, which are required with respect to the operation of its business under federal, state, local and foreign laws relating to pollution or protection of the environment or liability for environmental contamination, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (the "Environmental Laws"), other than those permits, licenses and other authorizations the failure of which to obtain, in the aggregate, will not have a Material Adverse Effect.

         (b) Except as set forth on Schedule 2.14, to the knowledge of the Company and each Seller, the Company is in compliance in all material respects with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, where the failure to be in compliance in the aggregate will not have a Material Adverse Effect.

         (c) Except as set forth on Schedule 2.14, there is no civil, criminal or administrative action, suit, demand, claims, hearing, notice of violation, investigation, proceeding, notice or demand letter pending (excluding any of the foregoing with respect to which the Company has not received service of process or notice, as the case may be, although neither the Company nor any Seller has any knowledge of the existence thereof) or, to the best knowledge of the Company and Sellers, threatened against the Company relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

    2.15 Contracts. Except as disclosed on Schedule 2.15, there are (a) no employment agreements, other personal service agreements (excluding consulting and/or subcontract agreements which are charged directly to a government contract), noncompetition agreements, confidentiality agreements or agreements with respect to inventions, trade secrets or proprietary rights to which the Company is a party and (b) no contracts (including license agreements, maintenance agreements, distribution agreements and leases, if any) to which the Company is a party, which is material to the Company or which by its terms involves the future payment by or to the Company of $50,000 or more in the aggregate. Neither the Company, nor, to the knowledge of the Company and each Seller, any other party to any such agreement or contract, has breached or violated any provisions of, or is in default under the terms of, nor will compliance with the terms of this Agreement result in a breach of or default in, any contract, agreement, plan, lease or license, a breach or violation of which or a default under which will have a Material Adverse Effect.

    2.16 Title to Property; Leases.

         (a) The Company does not own any real property, improvements or fixtures and has no agreements or options to purchase or otherwise acquire an interest in same.

         (b) The Company has good and sufficient title to all material property and assets which are not real property, reflected in the Balance Sheet or acquired after the date thereof (except properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business, and except those that are leased, as to which it has valid and enforceable leases), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) statutory liens for real and personal property taxes (x) in an aggregate amount not exceeding $5,000 and (y) not yet delinquent or payable subsequent to the date hereof;
(ii) existing statutory or common law liens securing the payment or performance of any obligation of the Company in an aggregate amount not exceeding $5,000, the payment or performance of which is not delinquent, or which are payable or performable without interest or penalty subsequent to such date, or the validity of which are being contested in good faith by the Company; (iii) the rights of customers of the Company with respect to inventory or work in process under orders or contracts entered into by the Company in the ordinary course of business; (iv) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially detract from or materially interfere with the use of the properties or assets subject thereto, or affected thereby, or otherwise materially impair business operations at such properties;
(v) such imperfections or irregularities of title, liens, easements, charges or encumbrances as would not materially interfere with the sale of, or materially detract from the aggregate value of, such properties and assets; and (vi) as expressly disclosed on Schedule 2.16(b) or on the Balance Sheet. The Company's material buildings, machinery and equipment reflected in the Balance Sheet are in operating condition and repair (excepting normal wear and tear, defects the cost of repairing which would not be material, any need for ordinary, routine maintenance and repairs, and such as have been sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business).

         (c) Set forth on Schedule 2.16(c) is a true and correct list of each lease or occupancy agreement with respect to which the Company is the tenant (collectively, the "Company Leases" and individually, a "Company Lease"), which list sets forth the date of each such Company Lease and any amendment thereto. The information set forth on Schedule 2.16(c) with respect to each Company Lease is true and correct in all material respects. Each of the Company Leases is in full force and effect and, except as expressly set forth on
Schedule 2.16(c), (i) no Company Lease has been modified, amended, cancelled or terminated; (ii) neither the Company nor, to the knowledge of the Company and each Seller, any other party to any Company Lease, is in material default of any of its respective obligations thereunder; (iii) no notice has been given or received by the lessee under any Company Lease, alleging a default by the recipient of such notice or a claim or offset against the enforcement of such recipient's rights under such Company Lease; and (iv) no consent or approval of the lessor under any Company Lease or of any other party is required to permit the transactions contemplated by this Agreement, and such transactions will not conflict with, or result in any breach or violation of, or default under, any Company Lease, entitle the lessor to cancel or terminate the same or otherwise materially adversely affect the rights of the lessee thereunder. The copies of the Company Leases that have heretofore been delivered or made available to Buyer are true, complete and correct copies of the Company Leases and reflect and constitute the entire agreement between the lessor and lessee thereunder concerning the leasing of and/or occupancy of the premises or property covered thereby.

         (d)    To the knowledge of the Company and each Seller,
Schedule 2.16 (d) lists of all existing computer software programs, products, modules and components thereof that are used or held by the Company (the "Software"). To the knowledge of the Company and each Seller, the Company has the right to use the Software pursuant to valid license agreements entered into with the owner of each Software package and the use of the Software by the Company does not infringe on the rights of any other Person.

    2.17 Insurance. All current primary, excess and umbrella policies of insurance owned or held by or on behalf of, or providing insurance coverage to, the Company are in full force and effect. With respect to all insurance policies providing insurance coverage to the Company, no premiums are in arrears, no notice of cancellation or termination has been received with respect to any such policy, other than notices of cancellation or termination routinely sent at the end of a policy term, and all such insurance policies are, to the knowledge of the Company and each Seller, valid, outstanding, collectible and enforceable policies.

    2.18 Disclosure. No representation, warranty or statement of the Company set forth herein (including the Schedules) or in any document, agreement or instrument executed by the Company or any Seller in connection with the Transactions contains or will contain any untrue statement of a material fact or information.

    2.19 Tax Matters.

         (a) For purposes hereof, (i) "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) (including federal, state, city, county, local, foreign, or other income, franchise, capital, withholding, real or tangible property, employment, unemployment compensation, transfer, sales, use, excise and all other taxes of any kind) imposed by the United States or any state, city, county, country or foreign government or subdivision or agency thereof, whether disputed or not, and (ii) "Actions" means any one or more acts, transactions, events, or omissions of whatever nature.

         (b) The Company has filed on a timely basis all returns and reports, including all estimated returns and reports of every kind, and have timely given all notices, in respect of Taxes required to be filed or given under applicable law within the applicable statute of limitations period by any of them. Such returns, reports and notices are complete and accurate in all material respects. All Taxes shown on such returns or reports have been, and all Taxes subsequently assessed with respect to the periods and or Actions to which such returns or reports relate have been or will be, timely, and fully paid except for amounts that the Company is contesting in good faith, as set forth on Schedule 2.19. Except as set forth on Schedule 2.19, no extensions of time to file such reports or returns or waivers of statutes of limitation have been granted. The provisions in the May Financial Statements for Taxes currently payable and for deferred Taxes are adequate in all material respects to provide for such Taxes for which the Company may be liable in respect of periods or Actions through the dates thereof. Such provisions do not assume the availability of any loss carry forwards. Except for audits of the 1990 and 1991 income tax returns of the Company (with respect to which there were no material changes in the amount of federal income tax owing or paid by the Company), the federal income taxes of the Company have not been examined by the Internal Revenue Service (the "IRS") in respect of the last five taxable years. No fact or condition exists relating to any past or current Action except as set forth on Schedule 2.19, which, if known to any tax authority having jurisdiction, would likely result in a successful challenge by such authority of the treatment or omission of such factor or condition on any tax return, report or notice of the Company, and no issue has arisen in any examination of the Company by the IRS that, in either case, if raised with respect to any other period not so examined would result in a proposed material deficiency for any other period not so examined, if upheld. The Company has made all payments of estimated Taxes required to be made under Section 6655 of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable provisions of state, local or foreign law. All such amounts that are required to be remitted to any taxing authority have been duly remitted, except for such amounts as the Company is contesting in good faith as set forth on Schedule 2.19. Except as set forth on Schedule 2.19, there is no pending nor, to the knowledge of the Company and each Seller, threatened or contemplated action, audit, proceeding or investigation for the assessment or collection of Taxes of the Company. Except as set forth on
Schedule 2.19, there are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of the Company, proposed reassessments of any property owned or leased by the Company, or similar matters pending with respect to any taxing authority. Except as set forth on Schedule 2.19, no power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force. Any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported and any additional amount due with respect thereto has been paid except for amounts that the Company is contesting in good faith, as set forth on Schedule 2.19.

         (c) The Company has provided to Buyer copies of all material revenue agent's reports, and other material written assertions of deficiencies or other liabilities for Taxes, of the Company with respect to past periods for which the limitations period has not run.

    2.20 Employee Benefit Plans; Employees.

         (a) All employee benefit plans or other material arrangements under which or to which the Company contributes to or for the benefit of its employees are accurately identified on Schedule 2.20. All such plans and arrangements have been, and up to the Closing shall continue to be, maintained in compliance in all material respects with, where applicable, the Employee Retirement Income Security Act, as amended ("ERISA"), the Code, all federal and state securities laws, all other applicable federal and state laws, and all regulations and rulings issued by government agencies responsible for the administration or enforcement of one or more such laws. To the knowledge of the Company and each Seller, there is no current matter, including any matter involving the administration and operation of such plans or arrangements, which would either materially adversely affect the likelihood of any of such plans or arrangements being deemed to be in compliance with the applicable provisions of any such laws, regulations or rulings or impose any material liability upon the Company with respect to such plans or arrangements. No such plan or arrangement, nor any trust established thereunder, shall be amended or terminated prior to the Closing, except as may be adopted as a condition to the issuance of a favorable determination letter by the IRS, or as otherwise may be required to comply with the requirements of applicable laws.

         (b)  Neither the Company, the employee benefit plans listed on
Schedule 2.20 nor any trustee or administrator of any such plan has engaged in a transaction in connection with which the Company could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code.

         (c) The employee retirement plans listed on Schedule 2.20 as being tax-exempt (collectively the "Pension Plans"), at all times have qualified as tax-exempt plans under Section 401 (a) of the Code, and the trusts which are a part of such Pension Plans (collectively, the "Trusts") at all times have qualified as tax-exempt trusts under Section 501(a) of the Code. All such Pension Plans and Trusts shall continue to so qualify up to the Closing and Sellers' Representative shall promptly notify Buyer if, at any time, any Seller or the Company has knowledge or believes that any Pension Plan or Trust no longer qualifies as such a tax-exempt plan or as such a tax-exempt trust.

         (d)  No liability to the Pension Benefits Guaranty Corporation
("PBGC") has been incurred, with respect to any Pension Plan, by the Company. The Company has not received notice of the institution of proceedings by the PBGC to terminate any Pension Plan. Included in the Schedule 2.20 is a true and correct list of all notices of reportable events (within the meaning of Section 4043(b) of ERISA) which the Company has filed with the PBGC.

         (e) The Company has not been a participating employer in any "multi-employer" or "multiple employer" plans (within the meaning of Sections 4063 and 4064 of ERISA).

         (f) The Company has delivered to Buyer a true and complete list identifying each employee of the Company ("Employee"), each such Employee's position with the Company and the salary and other compensation currently payable to each such Employee.

    2.21 Government Contracts.

         (a) For purposes of this Agreement, "Government Contracts" means with respect to any Person, any contract (including purchase orders, blanket purchase orders and agreements and delivery orders) between such Person and the United States Government or any department, agency, or instrumentality thereof or any state or local governmental agency or authority (the "Government"), and any subcontract at any tier held by such Person under a prime government contract. The Company has delivered to Buyer all Government Contracts to which the Company is a party. Except as otherwise specified on
Schedule 2.21(a), with respect to the Government Contracts to which the Company is a party: (i) to the extent that the Government Contracts so provide, such Government Contracts constitute valid and binding obligations of the Company, and are enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally; (ii) the Company is in compliance in all material respects with the terms of all Government Contracts to which it is a party and all laws, regulations, and contract provisions applicable to the obtaining, formation, pricing, performance, billing, administration, and other aspects of its Government Contracts, including compliance in all material respects with the Truth in Negotiations Act (as amended) and with all defective pricing, price reduction, or similar clauses contained or incorporated in its Government Contracts, and the Company is in compliance in all material respects with the False Claims Act (as amended), or any similar applicable statutes or regulations concerning false claims, false statements, defective pricing, misrepresentation, or procurement integrity concerning any Government Contract, General Services Administration Multiple Award Schedule or Supply Schedule, open market, commercial or other sale order involving or pursuant to its Government Contracts, except to the extent that noncompliance or violation will not have a Material Adverse Effect; (iii) neither the Company nor any other party has terminated, canceled or waived any material term or condition of any Government Contract, except to the extent that such termination, cancellation or waiver will not have a Material Adverse Effect; and (iv) the cost accounting, estimating, property, and procurement system relating to the Company's Government Contracts are in compliance in all respects with applicable laws, regulations, and contract provisions, including applicable cost principles and applicable cost accounting standards, except to the extent that such noncompliance will not have a Material Adverse Effect.

         (b)  In addition to the representations and warranties set forth in
Section 2.24, (i) each billed account receivable determined individually represents a bona fide claim against the Government for sales, services performed, or other charges arising on or prior to the date hereof, and all the products delivered and services performed which gave rise to such accounts were delivered or performed in accordance with applicable Government Contracts; and
(ii) all unbilled or unreserved amounts included in accounts receivable determined individually will, in the ordinary course of business as currently conducted and consistent with past practices, mature into and become billed accounts receivable in the same or greater amount.

         (c) Included in the May Financial Statements are all known or anticipated cost overruns or contract disallowances with respect to all of the Company's Government Contracts.

         (d) Except for "Permitted Liens" which for purposes of this Agreement shall mean liens securing obligations under the Company's existing line of credit with Mercantile Bank and Trust Company and those liens made in accordance with the Assignment of Claims Act (as amended), 31 U.S.C. sec. 3727, and the Assignment of Contracts Act (as amended), 31 U.S.C. sec. 15, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts to which it is a party, or any account receivable relating thereto, whether as a security interest or otherwise.

         (e) The Company has not received (during the last three years) any notice or other communication in any form from the Government regarding its actual or threatened disqualification, suspension, or debarment from contracting with the Government including any show cause notice or cure notice.

         (f)  Except as set forth on Schedule 2.21(f) or 2.9 there is no:
(i) pending or (to the knowledge of Sellers or the Company) threatened investigation relating to any Government Contract to which the Company is a party; (ii) existing or (to the knowledge of Sellers or the Company) threatened claim, cost disallowance, pricing adjustment, or adverse audit financing relating to any Government Contract to which the Company is a party, involving an amount exceeding $10,000; or (iii) to the knowledge of the Company and each Seller, termination for default or cure notice or show cause notice proposed or currently in effect, relating to any Government Contract to which the Company is a party, involving an amount exceeding $10,000.

    2.22 Labor Matters. To the knowledge of the Company and each Seller, the Company has complied in all material respects with the Occupational Safety and Health Act, Fair Labor Standards Act, Service Contract Act, the regulations promulgated under each of the preceding statutes and all other applicable federal, state, local and foreign laws relating to the employment of labor, including any provisions thereto relating to wages, bonuses, collective bargaining, equal opportunity, equal pay and the payment of social security and similar payroll taxes. No Employees are on strike nor have threatened to strike. Except as previously disclosed to Buyer in writing and as set forth on
Schedule 2.22, no unfair labor practice charges are pending or, to the knowledge of the Company and each Seller, are threatened or contemplated against the Company.

    2.23 Compliance with Applicable Laws. The Company is in compliance with all foreign, federal, state or local laws, statutes, ordinances, regulations, orders, decrees and judgments applicable to them, the enforcement of which, if any one were not in compliance, have a Material Adverse Effect.

       2.24 Accounts Receivable. Except as previously disclosed to Buyer in writing and as set forth on Schedule 2.24, the accounts receivable reflected on the Balance Sheet (or any accounts receivable sold by the Company on a recourse basis) arose and will arise from bona fide transactions in the ordinary course of business (except for amounts which are in the aggregate immaterial) and neither the Company nor Sellers have any reason to believe that such receivable will not be collected in full or be fully collectible at their face amounts (less any applicable reserves reflected in the May Financial Statements or thereafter established on a basis consistent with the reserves reflected on the May Financial Statements) within 180 days after the Closing except (i) any fee holdbacks and (ii) any receivables owed to the Company for which payments may be delayed as a result of the potential closing of non-essential functions of the
U. S. Government after September 30, 1995, due to a failure to enact U. S. Government funding appropriations affecting such payments.

    2.25 Powers of Attorney. Schedule 2.25 lists all Persons holding powers odf attorney for the Company or, with respect to his position as an officer, for any officer of the Company.

    2.26 Notification of Breaches. The Company shall notify Buyer immediately upon discovering any inaccuracy or breach of any of the Company's representations, warranties, covenants and agreements in this Agreement.


                                 Section 3

                 Representations and Warranties of Sellers

    To induce Buyer to enter into and perform under this Agreement, each Seller hereby represents and warrants to Buyer, as of the date hereof, as follows:


    3.1 Share Ownership. Such Seller owns all of the Shares set opposite his name on Schedule 1.1 and is the exclusive record and beneficial owner of such Shares.

    3.2 Authorization. Such Seller has full power and authority to enter into this Agreement and to carry out the Transactions. No other action by or on behalf of Seller is necessary to authorize and approve this Agreement and the Transactions, and this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of, Seller, enforceable against Seller in accordance with its terms and conditions.

    3.3 Title to Common Stock. Good and valid title to Shares to be sold by such Seller to Buyer hereunder, free and clear of any claim, interest, restriction, mortgage, pledge, lien or security interest will be transferred to Buyer at the Closing.

    3.4 Brokers and Finders. Such Seller has not engaged, or caused to be incurred any liability to, any finder, broker or sales agent in connection with the execution, delivery or performance of this Agreement or the Transactions.

    3.5 No Violation. Such Seller is not subject to or obligated under any law, rule or regulation of any governmental authority, or any order, writ, injunction or decree, or any agreement, instrument, license, franchise or permit, which would be breached or violated by Seller's execution, delivery and performance hereof and the consummation of the Transactions. The execution and delivery of this Agreement by such Seller and the consummation of the Transactions do not and will not conflict with or result in a breach or violation of (i) any obligation under any mortgage, lease, agreement or instrument applicable to such Seller or such Seller's Shares or (ii) any law, rule, regulation, judgment, order or decree of any government, governmental or regulatory authority or court having jurisdiction over Seller or such Seller's Shares. In connection with the offer of the Shares by Seller to Buyer, no form of general solicitation or general advertising was used by Sellers or the Company or any representatives of Seller or the Company, including advertisements, articles, notices or other communications published in any news paper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

    3.6 Notification of Breaches. Sellers shall notify Buyer immediately upon discovering any inaccuracy or breach of any of Sellers' or the Company's representations, warranties, covenants and agreements in this Agreement.


                                 Section 4

                  Buyer's Representations and Warranties

    To induce each Seller to enter into and perform under this Agreement, Buyer hereby represents and warrants to each Seller, as of the date hereof, as follows:

    4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

    4.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and to carry out the Transactions. Buyer's board of directors ("Buyer's Board") has duly authorized and approved the execution and delivery of this Agreement and the Transactions; and no other corporate proceedings on Buyer's part are necessary to authorize and approve this Agreement and the Transactions. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as enforcement may be limited by the Exceptions.

    4.3 No Violation. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not conflict with, result in a breach or violation of, or a default under
(i) Buyer's certificate of incorporation or bylaws, (ii) any obligation under any mortgage, lease, agreement or instrument applicable to Buyer or any of its properties or (iii) any law, rule, regulation, judgment, order or decree of any Governmental Entity having jurisdiction over Buyer or any of its properties, except in the case of clauses (ii) and (iii) where such conflict, breach, violation or default would not have a material adverse effect on Buyer's business, properties or financial condition. Buyer has complied in all material respects with all applicable laws, and with all applicable rules and regulations of any Governmental Entity, in connection with Buyer's execution, delivery and performance of this Agreement and the consummation of the Transactions.

    4.4 Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) such disclosures, filings, statements and reports under the Securities Exchange Act of 1934, as amended, as may be required in connection with this Agreement and the Transactions to be filed with the Securities and Exchange Commission, and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on Buyer's ability to consummate the Transactions.

    4.5 Investment Representation. Buyer is acquiring the Shares hereunder for its own account for investment, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"); provided, however, that the foregoing shall not restrict any resale or distribution made in compliance with applicable securities laws. Buyer understands that the Shares have not been registered under the Securities Act or any blue sky or other state securities law or regulation (hereinafter collectively referred to as "blue sky laws") in reliance, in part, upon the representations, warranties and covenants contained herein. Buyer also understands that it cannot offer for sale, sell or transfer the Shares unless such offer, sale or transfer thereof has been registered under the Securities Act and under any applicable blue sky laws or unless an exemption from such registration is available with respect to any such proposed offer, sale or transfer.

    4.6 Notification of Breaches. Buyer shall notify the Company immediately upon discovering any inaccuracy or breach of any of Buyer's representations, warranties, covenants and agreements in this Agreement.

                                 Section 5

                               Tax Elections

         (a) Upon Buyer's request, Sellers agree to join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding elections under state or local law) with respect to the purchase and sale of the Shares hereunder (the "Election") and Buyer has certified, in writing, to Sellers the tax reimbursement to Sellers caused by the Election and Sellers have approved said certification under Section 9.7(b). Sellers, the Company and Buyer shall timely file all forms necessary to effectuate such Election. Except as provided for in Section 9.7, Buyer shall have no obligation to Sellers for any Taxes imposed on Sellers as a result of such Election or the sale of the Shares. Buyer and Sellers agree that the Purchase Price and the li abilities of the Company (and any other amounts required to be included as purchase consideration under applicable regulations) will be allocated among the assets of the Company for all purposes in a manner consistent with a schedule of the fair market values of such assets as agreed to by Buyer and the Primary Sellers in conformity with the regulations promulgated under Section 338(h)(10) of the Code. Buyer, the Company and Sellers shall file all tax returns in a manner consistent with such allocations.

         (b) Sellers shall cause to be prepared on a timely basis all federal, state and local income tax returns for the Company, for the period beginning December 1, 1994 and ending on the Closing Date. Such returns shall be delivered in draft form to the Company and Buyer for review at least 10 business days prior to their due dates, and such returns shall not be filed without the consent of the Company and Buyer, which consent shall not be unreasonably withheld. Subject to compliance with all applicable tax laws, Sellers, Buyer, and the Company agree that such returns shall be prepared in a manner consistent with the Company's returns for all taxable periods beginning before the Closing Date and that such returns shall include all income and deductions incurred during the period ending on the Closing Date under the Company's historical accounting methods for federal income tax purposes. The cost of any tax return(s) for the period prior to the Closing Date required as a result of the Election and any supplemental filings or information required with respect to the said tax return(s) shall be paid by Buyer and the said returns and supplemental filings shall be prepared and filed by Buyer and its accountants.

                                 Section 6

                          [ Intentionally Blank ]


                                 Section 7

                          [ Intentionally Blank ]


                                 Section 8

                          [ Intentionally Blank ]


                                 Section 9

                              Indemnification

    9.1 Indemnification by Sellers. Subject to the limitations hereinafter set forth, each Seller hereby, jointly and severally, indemnifies, defends and holds harmless Buyer, its permitted successors and assigns (collectively, the "Indemnified Buyers") from and against, and shall reimburse each of the Indemnified Buyers for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by any of the Indemnified Buyers, directly or indirectly, with respect to any misrepresentation or breach by the Company or any Seller of any representation, warranty, undertaking or covenant of the Company or any Seller contained herein. Notwithstanding this provision, Buyer shall use its best efforts to mitigate Sellers' liability under this Section 9 (or subsequent recovery on behalf of Sellers with remittance to Sellers).

    9.2 Indemnification by Buyer. Subject to the limitations hereinafter set forth, Buyer hereby indemnifies, defends and holds harmless Sellers and their permitted successors and assigns (collectively, the "Indemnified Sellers") from and against, and shall reimburse each of the Indemnified Sellers for, all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, asserted against, resulting to, imposed upon or incurred by any of the Indemnified Sellers, directly or indirectly, with respect to any misrepresentation or breach by Buyer of any representation, warranty, undertaking or covenant of Buyer contained herein.

    9.3 Claims by Third Parties. An Indemnified Buyer or an Indemnified Seller, as the case may be, (the "Indemnitee") shall give Buyer or Sellers' Representative, as the case may be, (the "Indemnifying Party") notice of any claim or the commencement of any action or proceeding for which such Indemnitee seeks indemnification, and such Indemnitee shall permit the Indemnifying Party to assume the defense of any claim or any litigation resulting from such claim with counsel reasonably satisfactory to the Indemnitee. The failure by any Indemnitee to give an Indemnifying Party timely notice shall not preclude any Indemnitee from seeking indemnification from any Indemnifying Party except to the extent that such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation. No Indemnifying Party shall settle any claim for which any Indemnitee seeks indemnification in respect of an indemnifiable claim hereunder or consent to entry of any judgment in litigation arising from such a claim without obtaining a release of each Indemnitee from all liability in respect of such claim or litigation. If an Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, or if injunctive relief is sought against an Indemnitee, the Indemnitee may, but shall have no obligation to, defend against or settle such claim or litigation in such manner as it may deem appropriate. If an Indemnifying Party fails to assume, litigate or settle fully any claim or any litigation arising from any claim under this Section 9.3, the Indemnifying Party shall promptly reimburse each Indemnitee for the amount of all expenses, legal or otherwise, incurred by such Indemnitee in connection with the defense against or settlement of such claim or litigation. Furthermore, if no settlement of the claim or litigation is made, or if litigation is not defended, the Indemnifying Party shall promptly reimburse each Indemnitee for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal and otherwise, incurred by each Indemnitee, in the defense against such claim or litigation.

    9.4 Monetary Limitation of Claim. Except in respect of Section 1.4(d), no claim may be made against the Indemnifying Party for indemnification pursuant to this Section 9 with respect to any individual item of liability or damage, unless such claim or claims exceed $25,000 in the aggregate, in which case the claim or claims may include the first $25,000.

    9.5 Limitation of Claim against Sellers. Notwithstanding any other provision in this Agreement, if a successful claim for indemnification is made against Sellers pursuant to this Section 9, and, after the Escrow Deposit has been fully applied to the said claim, any portion of the said claim remains outstanding (the "Remaining Claim"), the individual liability of any Seller to pay the Remaining Claim shall be limited to the aggregate amount of all Purchase Price payments paid or payable to such Seller hereunder.

    9.6 Escrow Deposit. Subject to the Escrow Agreement, any claim pursuant to which Buyer is entitled to indemnification under this Section 9 shall first be satisfied from the Escrow Deposit as provided in the Escrow Agreement to the extent there are funds remaining in said Escrow Deposit, prior to proceeding against Sellers.

    9.7  Tax Election Indemnification.

         (a) If an additional federal, state or local income tax liability for any Seller is created by the Election, Buyer will reimburse each such Seller for any such additional tax liability and for the cost to determine the additional tax.

         (b) The procedures to determine and reimburse each Seller for the additional taxes due to the Election are as follows:

          (i) Sellers will cause to be prepared their own 1995 personal income tax returns, at their own cost, based on a share acquisition (non Section 338 election).
              To the extent possible, these returns will be prepared by April 1, 1996, and submitted to Arthur Andersen L.L.P.

          (ii) Arthur Andersen L.L.P. will make a determination as to the tax differences applicable to each Seller caused by the Election, based on the Section 338 asset sale using the K-1's from the Company's final S Corporation return. Arthur Andersen L.L.P. will inform each Seller of any revised tax liability.

          (iii) Once each affected Seller is in agreement with the proposed revised tax return recommended by Arthur Andersen L.L.P., Buyer will reimburse such Seller within five days of agreement for the additional tax liability caused by the Election.

         (c) Each Seller will minimize any interest and/or underpayment penalties associated with the Election by using their prior year tax as a basis for making 1995 estimated tax payments. However, if any interest and/or underpayment penalties are incurred as a direct result of the Election, Buyer will immediately reimburse Seller for the interest and/or penalties associated with the additional tax caused by the Election.

         (d) Any subsequent costs associated with an audit of or preparation of revisions to the Seller's individual 1995 federal, state and local income tax return to the extent such costs were caused by the Election will be reimbursed by Buyer. These costs include any additional tax applicable, interest and/or penalties, and any reasonable accounting or legal fees.

         (e) The reimbursement to each Seller of the additional tax caused by the Election will create taxable income to Seller in 1996. A 1099 Misc or appropriate form will be issued by the Company for this reimbursement. Buyer agrees to increase the reimbursement for the added 1996 personal income taxes by grossing up the additional individual tax computed by Arthur Andersen L.L.P. and the reimbursement.

20
    9.8 Set-off. Subject to Sections 9.4 and 9.6, if Buyer is entitled to indemnification pursuant to this Section 9, Buyer in its sole discretion, and upon notice to any Seller may elect to set-off any amount payable by Buyer to any Seller, hereunder including the Contingent Payments against any amount for which Buyer is entitled to indemnification under this Section 9 or any other amount payable by Sellers to Buyer, provided that Buyer shall be indemnified in the manner provided in this Section 9 for any amount for which it is entitled to indemnification which is not covered by such set-off.

    9.9 Indemnification as Sole Remedy. The right of indemnification under this Section 9 shall be the sole and exclusive remedy of any of the parties hereto with respect to any breach, nonperformance, inaccuracy or misrepresentation by any other party of any warranty, representation, covenant or agreement contained in this Agreement or in any Schedule, certificate, agreement, document, instrument or statement delivered pursuant hereto and in respect of any other claims subject to indemnification under this Section 9.


                                Section 10

                               Miscellaneous

    10.1 Collateral Agreements, Amendments and Waivers. This Agreement, which includes the Schedules, together with the documents delivered pursuant hereto, supersedes all prior documents, understandings and agreements, oral or written, relating to the Transactions and constitutes the entire understanding between the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement may be made only by an instrument in writing executed by the party against whom enforcement thereof is sought.

    10.2 Successors and Assigns.  Neither Buyer's nor the Company's nor
Sellers' rights or obligations hereunder may be assigned. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section 10.2, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

    10.3 Expenses. Each party shall pay all costs and expenses incurred by it in connection with the negotiation, execution and delivery of this Agreement, whether or not the Transactions are consummated.

    10.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then, if possible, such illegal, invalid or unenforceable provision will be modified to such extent as is necessary to comply with such present or future laws and such modification shall not affect any other provision hereof, provided that if such provision may not be so modified such illegality, invalidity or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

    10.5 Notices. Any notices, approvals, consents, waivers or other communications required or permitted to be given hereunder (and, unless otherwise expressly provided therein, under any document delivered pursuant hereto) shall be given in writing and, subject to the terms thereof, shall be deemed to have been conclusively given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier), with the cost of delivery prepaid, to the relevant party at its address indicated below; (b) on the third business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested, to the relevant party at its address indicated below; or (c) when otherwise actually delivered to the addressee:

    Buyer:              VSE Corporation
                        2550 Huntington Avenue
                        Alexandria, Virginia  22303-1499
                        Attn:  Treasurer

    With a copy to:     Arent Fox Kintner Plotkin & Kahn
                        1050 Connecticut Ave., N.W.
                        Washington, D.C.  20036-5339
                        Attn:  Carter Strong, Esq.

    The Company:        Energetics Incorporated
                        7154 Gateway Drive
                        Columbia, Maryland  21046
                        Attn: President

    Sellers:            Thomas S. Bustard
                        11205 Shadowmere Mews
                        Columbia, Maryland  21044

                        or

                        Jay Leikin
                        Unit No. 603
                        2 High Stepper Court
                        Pikesville, Maryland  21208

    With a copy to:     Levin & Gann
                        2 Hopkins Plaza
                        Baltimore, Maryland  21201
                        Attn:  Stanford G. Gann, Esq.


Each party may change its address for purposes of this Section 10.5 by proper notice to the other party in accordance with this Section 10.5.

    10.6 Survival of Representations, Warranties and Agreements. All representations, warranties and covenants, agreements and obligations in this Agreement or in any certificate required to be delivered by this Agreement shall survive the Closing until the second anniversary of the Closing Date except that
(i) any covenant, agreement or obligation to be performed after the Closing Date shall survive until such covenant, agreement or obligation has been fully performed, (ii) the representations and warranties contained in Sections 2.2 and
2.3 shall survive indefinitely, (iii) the representations and warranties contained in Sections 2.16 and 2.19 shall survive until the fourth anniversary of the Closing Date and (iv) the Election indemnification contained in Section
9.7 shall survive until the expiration of the applicable statute of limitations. Notwithstanding the first sentence of this Section 10.6, any representation, warranty or covenant, agreement or obligation in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate pursuant to this Agreement, if notice of the specific breach of the representation, warranty, covenant, agreement or obligation giving rise to such indemnity shall have been given under Section 9 prior to such time; provided, however, that such representation, warranty, covenant, agreement or obligation shall survive only with respect to the specific breach specified in such notice. No claim for indemnification under Section 9 hereunder shall be valid nor shall any action in respect thereof be maintained unless asserted in writing prior to the expiration of such period of survival in the manner referred to in the immediately preceding sentence.

    10.7 Specific Performance. The parties hereto agree that irreparable damage would occur if any of provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any need to post any bond or other security.

    10.8 Attorneys' Fees. If any action is instituted by any party or parties hereto arising under this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties all of its costs and expenses, including reasonable attorneys' fees, in addition to any other available remedy.

    10.9 Public Announcement.  Prior to Closing, neither the Company,
Sellers nor Buyer shall issue or cause the publication of any press release or other public announcement with respect to the Transactions without the consent of Buyer or the Company, as the case may be, which consent shall not be unreasonably withheld, provided that Buyer may issue such press releases or public announcements as shall be determined appropriate to comply with applicable law.

    10.10 No Third-Party Beneficiaries. No person or entity not a party to this Agreement shall be deemed to be a third-party beneficiary hereunder or entitled to any rights hereunder.

    10.11 Construction.

         (a) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (b) As used herein, the neuter gender shall also be deemed to denote both the masculine and feminine genders. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (c) All references herein to Sections shall be deemed to refer to sections of this Agreement; all references herein to Schedules shall be deemed to refer to schedules hereto, unless specified to the contrary.

         (d) As used herein, "including" means including but not limited to.

    10.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Delaware. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in United States District Court for the District of Maryland, Northern Division, and the parties consent to any proceeding arising from this Agreement being brought in that forum, and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

    10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which may be executed by one or more of the parties hereto, but all of which, when taken together, shall constitute but one agreement binding upon all of the parties hereto.


    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of date first above written.

                        ENERGETICS INCORPORATED


                        By:  Thomas S. Bustard
                             Name:   Thomas S. Bustard
                             Title:  President

                        VSE CORPORATION


                        By:  Donald M. Ervine
                             Name:   Donald M. Ervine
                             Title:  Chairman of the Board
                                     and Chief Executive Officer


                        THOMAS S. BUSTARD
                        THOMAS S. BUSTARD


                        JAMES E. REED
                        JAMES E. REED


                        HOWARD E. LOWITT
                        HOWARD E. LOWITT


                        JAY LEIKIN
                        JAY LEIKIN


                        RENE B. ABARCAR
                        RENE B. ABARCAR